Exhibit 11.2

CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated March 29, 2023, with respect to the balance sheets of Fanbase Social Media Inc. as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and the related notes to the financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart Accountancy Corp

February 18, 2025

Los Angeles, California